EMPLOYMENT AGREEMENT

This Employment Agreement is made and entered into this 17th day of May, 2012 (the “Agreement”), by and between TranSwitch Corporation, a Delaware corporation whose principal offices are located at 3 Enterprise Drive, Shelton, Connecticut (the “Company”) and _______________ (the “Executive”).

WITNESSETH:

WHEREAS, Executive is currently employed with the Company; and

WHEREAS, the Company and Executive wish to continue their employment relationship, subject to the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the promises and the covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.           Employment. The Company hereby employs the Executive and the Executive hereby accepts such employment upon the terms and conditions set forth in this Agreement.

2.           Term. This Agreement shall be effective from May 17, 2012 (the “Effective Date”) until terminated by either the Company or the Executive pursuant to Section 5 of this Agreement.

3.           Duties and Responsibilities.

(a)          The Executive shall function as the ________________ and shall have the full power and authority consistent with the bylaws of the Company to manage and conduct all of the duties of the Executive's position and such other duties consistent with the Executive's position as may be assigned to him from time to time by the President and Chief Executive Officer of the Company. The Executive shall report directly to the President and Chief Executive Officer. In addition, the Company Board of Directors will designate the Executive as a Section 16 officer of the Company. During his employment, the Executive agrees to devote his full time, attention, loyalty, skill and efforts to the performance of his duties to the Company.

(b)          The Executive acknowledges that the Company’s principal executive offices are currently located in Shelton, Connecticut. The Executive’s principal place of employment shall be the Company’s principal executive offices. The Executive agrees that he will be regularly present at the Company’s principal executive offices. The Executive acknowledges that he may be required to travel from time to time in the course of performing his duties for the Company.

4.       Compensation. In consideration of all services rendered by the Executive during the term of his employment, pursuant to this Agreement, the Company will provide the Executive with the following compensation (“Total Compensation”) during the term of this Agreement:

(a)          Base Annual Salary. The Company shall pay to the Executive a bi-weekly salary of $9,615.39, the annual equivalent of $250,000, for all time worked (the “Base Salary”). The Executive shall receive his Base Salary consistent with the Company’s pay periods for similarly situated executives and subject to the regular payroll deductions.

(b)          Target Incentive Compensation.

(i)          Sales Incentive Plan. Executive shall be eligible to participate in the Company’s Sales Incentive Plan, as such plan is promulgated and amended from time to time by the Company Board. The Company retains the right to modify and/or discontinue its Sales Incentive Plan.

(A)         Executive shall have a target annual Short-Term Incentive Award for 2012 equivalent to 40% of his base salary payable in cash or Restricted Stock Units (“RSUs”) of the Company’s common stock or such manner as specified by the terms and conditions of the Company’s Sales Incentive Plan. The award of a bonus, if any, will be governed and controlled by the terms and conditions of the Company’s Sales Incentive Plan then in effect.

(B)         Equity awarded as part of the Company’s Sales Incentive Plan for 2012 shall vest 100% on the first anniversary of the grant date pursuant to the terms and conditions of the Company’s 2008 Equity Incentive Plan, as amended, the Company’s Stock Option Award Terms, and the Company’s Restricted Stock Unit Award Agreement.

(ii)         Long-Term Incentive Plan. Executive shall be eligible to participate in the Company’s Long-Term Incentive Plan, as such plan is promulgated and amended from time to time by the Company Board. The Company retains the right to modify and/or discontinue its Long-Term Incentive Plan.

(c)          Employee Benefits.

(i)          The Executive will be entitled to participate in the benefit plans and programs (collectively, the "Benefit Plans") as are from time to time generally available to other employees of the Company, subject to the provisions of those Benefit Plans: including, but not limited to, group health, dental and vision insurance, short-term and long-term disability insurance, life and AD&D insurance, flexible spending account, Employee Stock Purchase Plan, and 401(k) plan. Executive will be required to contribute towards the cost of these plans on the same basis as other employees.

(ii)         The Executive will be entitled to vacation, holidays, and sick leave in accordance with the Company's policies as they may change from time to time, but in no event shall the Executive be entitled to less than 15 days of paid vacation per year and five days of sick leave per year. Unused vacation days may accrue up to a maximum of 30 days.

(iii)        During the term of this Agreement, the Company will provide Executive term life insurance on his life in an amount equal to $500,000.00. The Company will pay for all costs attributable to such coverage. The Executive will have the right to designate the beneficiary of such policy or policies. Upon termination of this Agreement, the Executive shall have the option to assume the premium obligations of the policy or policies, in which event the Company shall assign all its rights in the policy to the Executive.

(d)          Business and Travel Related Expenses. Subject to and in accordance with the Company's policies and procedures and upon presentation of itemized receipts, Executive shall be reimbursed by the Company for reasonable and necessary business-related expenses, which expenses are incurred by the Executive on behalf of the Company. Such expenses shall be reviewed from time to time by the Company Chief Financial Officer.

(e)          Indemnification Agreement. The Company and the Executive have previously entered into and agree to be bound by that certain Indemnification Agreement which is attached hereto and made a part hereof.

(f)          Compensation Review. The Compensation Committee and the Company Board will review the Executive’s Total Compensation annually and from time to time with that of other executives in the Company. Executive’s performance will be reviewed on a calendar year basis.

5.          Termination. This Agreement, and Executive’s employment with the Company, shall terminate under the following conditions:

(a)          By the Company, immediately on the death of Executive.

(b)          By the Executive, upon his voluntary termination, which shall require the Executive to give notice to the Company no later than 30 days before the effective date of such termination. Termination by the Executive for “Good Reason” shall be as set forth in Section 5(g) below.

(c)          By the Company, upon the Disability of the Executive, which shall mean a physical or mental infirmity that impairs the Executive’s ability to substantially perform the essential duties of his position, with or without a reasonable accommodation as required by applicable federal and state law, for a period of 180 consecutive days (“Disability”). At the end of such 180-day period of Disability, the Company may, at its option, terminate this Agreement.

(d)          Termination for Cause. By the Company, for “Cause,” which for purposes of this Agreement, shall mean any of the following behaviors by the Executive: (i) the refusal or willful failure to attempt in good faith to perform duties; (ii) dishonesty or willful misconduct in the performance of duties; (iii) involvement in a transaction in connection with the performance of duties for the Company, which transaction is adverse to the interest of the Company or which is engaged in for personal profit; (iv) a material breach of this Agreement and the Assignment (as defined in below), including, but not limited to provisions related to confidentiality, non-competition and non-solicitation; (v) a material breach of the Company’s Code of Business Conduct and Ethics; (vi) such other reason as would normally be treated as cause under common law; (vii) willful violation of any law, rule or regulation in connection with the performance of duties (other than minor traffic violations or similar offenses) or constituting a felony or a crime of moral turpitude. Before implementing the termination for cause provisions of this Section 5(d) for reasons (i) through (vii) above, the President and CEO shall provide to the Executive written notice of termination and shall allow 30 days in which to cure the situation leading to the intended termination for cause.

(e)          Termination Without Cause. By the Company, “Without Cause,” which for purposes of this Agreement, shall mean termination by the Company for any reason other than those set forth in Sections 5(a), 5(c), 5(d) and 5(f). The Company will give the Executive 30 days advance written notice of its intention to terminate the Agreement Without Cause.

(f)          Termination as result of a Change of Control. By the Company, Without Cause, on the day of or within twelve (12) months following the occurrence of any of the following events (“Change of Control”):

(i)          Acquisition of Stock by Third Party. Any “Person” (as defined below) is or becomes the “Beneficial Owner” (as defined below), directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the Company’s then outstanding securities. “Person” shall have the meaning as set forth in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder (the “Exchange Act”) (including without limitation any two or more persons acting as a group and deemed to be a single person under Section 13(d) pursuant to Section 13(d)(3) and Rule 13d-5 promulgated thereunder); provided, however, that Person shall exclude (A) the Company, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (C) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company. “Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act; provided, however, that Beneficial Owner shall exclude any Person otherwise becoming a Beneficial Owner by reason of the stockholders of the Company approving a merger of the Company with another entity.

(ii)         Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 51% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity.

(iii)        Liquidation. The approval by the stockholders of the Company of a liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(iv)         Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement.

(g)          Termination for “Good Reason”.

(i)          By the Executive, following the occurrence, without Executive’s prior written consent, of a material reduction in the Executive’s then-current Base Salary (“Good Reason”). For the purposes of this Agreement, “material reduction” means a reduction of at least 20%.

(ii)         Such a termination by the Executive will only be deemed to be for Good Reason if: (A) a “Good Reason” event occurs; (B) Executive gives 60 days written notice to the Company Board of his intention to terminate for Good Reason, where such notice is delivered to the Company Board within 60 days of the occurrence of the Good Reason Event; (C) the Company Board has 30 days to cure the Good Reason Event, during which time the Executive shall cooperate with the Company in good faith should the Company choose to cure the Good Reason Event; (D) the Good Reason Event is not cured during the 30 day cure period; and (E) Executive continues to work until the expiration of the 60 day notice period, at which time his employment is terminated.

6.          Payments upon Termination.

(a)          In the event the Executive’s employment terminates during the term of this Agreement under the conditions set forth in Sections 5(e), 5(f) or 5(g):

(i)          The Company shall pay the Executive severance pay in an amount equal to nine months of then-current Base Salary. Such payment shall be made in substantially equal monthly installments, commencing within one month of the date on which the Executive’s employment is terminated, and ending prior to March 15 of the following calendar year. This constitutes the entire severance amount; the Executive will not be entitled to any additional cash or equity payments, including, but not limited to, full year, partial year or pro-rated bonuses, incentives or Awards;

(ii)         One hundred percent (100%) of any unvested stock options and one hundred percent (100%) of any unvested RSUs previously awarded to the Employee shall vest upon termination; and

(iii)        To the extent the Company continues to offer group health, dental and vision insurance plans to its employees, the Executive may continue to participate in such plans, subject to and under the same terms and conditions as other similarly situated employees, until the earlier of: 12 months from the date of termination; the date the Executive reaches normal retirement age; the date on which the Executive becomes eligible for coverage under another employer’s plan; or the Executive’s cancellation of such coverage in writing.

(b)          The Company will make the payments set forth in Section 6(a) provided that the Executive signs a general waiver and release in favor of the Company, prepared by and acceptable to the Company at the time of the Executive’s separation.

(c)          In the event the Executive’s employment terminates under Sections 5(a), 5(b), 5(c) or 5(d), the Executive will not be entitled to payment other than then-current Base Salary for time worked. The Executive will not be entitled to any additional cash payment, including, but not limited to, partial year or pro-rated bonuses, incentives or Awards.

7.          Compliance.

(a)          409A Compliance. The pay and benefits provided hereunder are designed to comply with one or more of the exceptions to Section 409A of the Internal Revenue Code and interpretive guidance thereunder (“Section 409A”). To the extent that such payments do not comply with one or more of the exceptions to Section 409A, the Company may, in its sole and absolute discretion, reduce or delay payments hereunder or make other such modifications with respect to the pay and benefits hereunder as it reasonably deems necessary to comply with one or more of the exceptions to Section 409A. Notwithstanding the terms of this agreement, if the Employee is a "specified employee" under Section 409A, only amounts exempt from Section 409A as a “short term deferral” or under the “separation pay” exception, as both terms are defined under the regulations under Section 409A, will be paid upon a separation from service. Any amounts not eligible for an exemption from Section 409A will be paid not earlier than six months after a separation from service. Any amount delayed in accordance with the previous sentence will be paid in a lump sum in the seventh month following a separation from service. In determining the amount of benefits exempt from Section 409A, each severance payment will be treated as a separate payment.

(b)          Code Section 280G. The pay and benefits hereunder are intended to be less than an amount that would be taxable under Section 280G of the Internal Revenue Code and interpretive guidance thereunder (“Section 280G”). To the extent that payments under this Agreement would result in taxation under Section 280G, the Company may, in its sole and absolute discretion, make reductions or other modifications to such payments or schedule of such payments as it reasonably deems necessary to avoid taxation under Section 280G, and/or to maintain its ability to deduct such payments.

8.          Assignment of Inventions. The Executive has previously entered into and agrees to be bound by that certain Assignment of Inventions and Covenants Against Disclosure, Solicitation, Competition, Violation of the US EEA and Misuse of Intellectual Property Agreement (the “Assignment”) which is attached hereto and made a part hereof.

9.          Confidentiality, Non-Competition and Non-Solicitation. The Executive’s obligations regarding proprietary information and property, confidentiality, disclosure, competition, and solicitation are found in the Assignment. Breach of any such term or provision shall constitute a material breach of this Agreement.

10.         Non-Disparagement. In the event the Executive’s employment terminates for any reason whatsoever and/or upon the termination of this Agreement for any reason, the Executive agrees that he will not publish or communicate any Disparaging (as defined below) remarks, comments, statements or actions regarding the Company or any of its officers, directors or stockholders for any reason whatsoever, and the Company agrees not to publish or communicate any Disparaging remarks, comments or statements regarding you for any reason whatsoever. ”Disparaging” remarks, comments, statements or actions are those that impugn the character, honesty, integrity, morality, business acumen, abilities or any aspect of the operations or business of the individual or entity being disparaged, that adversely affect the reputation, image, or goodwill, or are designed to induce others not to do business with the individual or entity being disparaged. Nothing in this paragraph shall be construed to preclude truthful disclosures in response to lawful process as required by applicable law, regulation, or order or the directive of a court, government agency or regulatory organization.

11.         Dispute Resolution. Any controversy or dispute arising out of or relating to this Agreement or its breach shall be settled by arbitration in accordance with the commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Such arbitration shall be held in Shelton, Connecticut unless another location is mutually agreed to by the parties. Each party shall bear its own costs and expenses and shall share equally the cost of arbitration. The substantive law to be used by the arbitrator(s) shall be the laws of the state of Connecticut, without application of the principles of conflict of law. The award of the arbitrator(s) may be enforced in the same manner as if it were a final judicial judgment.

12.         Assignment and Successors. The rights and obligations of the Executive under this Agreement shall not be assigned, transferred, pledged or otherwise encumbered by the Executive or his legal representative without the prior written consent of the Company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the heirs, executors, representatives, successors and assigns of the parties. Excluding the Assignment referred to in Section 8, this Agreement shall replace any existing employment agreements or arrangements between the Company and the Executive, all of which shall be of no further force or effect. The Company may assign this Agreement, without the consent of the Executive, to a purchaser of all or substantially all of the assets of the Company.

13.         Notice. All notices, consents and other communications required or permitted hereunder shall be in writing and delivered by hand or by nationally recognized courier service or by U.S. prepaid certified mail addressed to the respective parties as follows:

If to Company:

TranSwitch Corporation

3 Enterprise Drive

Shelton, CT 06484

ATTN: Chief Financial Officer

If to Executive:

Theodore Chung

At the address currently on file with the Company

14.         Modifications, Waivers and Survival of Obligations.

(a)          No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing and signed by the Executive and the Company. A waiver of any condition or provision of this Agreement shall be limited to the terms and conditions of such waiver and shall not be construed as a waiver of any other provision or condition.

(b)          The Executive agrees that his obligations and the covenants contained in this Agreement and the Assignment, which obligation include but are not limited to confidentiality, non-disclosure, non-competition, non-solicitation, return of company property and non-disparagement, shall survive the termination of this Agreement, regardless of the cause of such termination.

15.         Governing Law. This Agreement shall be governed by the laws of the State of Connecticut applicable to contracts made and to be performed in said state without regard to the conflicts of laws or rules thereof.

16.         Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions.

17.         Headings: The descriptive headings of the several Sections of this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.

18.         Presumption: This Agreement or any Section thereof shall not be construed against any party due to the fact that said Agreement or any Section thereof was drafted by said party.

19.         Consistency. This Agreement is intended to be consistent with the Company’s Sales Incentive Plan, Long-Term Incentive Plan, Stock Option Award Terms, 2008 Equity Incentive Plan, as amended, and Restricted Stock Unit Award Agreement (the “Documents”). Unless otherwise specifically provided in this Agreement and permitted by the Documents, in the case of a conflict of a term and/or condition between the Agreement and one of the Documents, the term and/or condition of the Documents shall supersede that of the Agreement.

IN WITNESS WHEREOF, the parties have hereunto set their hand as of the date first written above.

TRANSWITCH CORPORATION

By:
M. Ali Khatibzadeh
President & CEO

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